Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2011

Name of Subsidiary	Percentage of Ownership and Control	Jurisdiction of Organization
Ivax Argentina S.A.	100	Argentina
Teva Canada Limited (formerly known as Novopharm Limited)	100	Canada
Laboratorio Chile, S.A.	100	Chile
Pliva Hrvatska d.o.o.	100	Croatia
Teva Czech Industries s.r.o.	100	Czech Republic
Teva Santé SAS	100	France
ratiopharm GmbH	100	Germany
CT- Arzneimittel GmbH	100	Germany
Teva Pharmaceutical Works Private Limited Company	100	Hungary
Teva Pharmaceutical Industries Ltd.	100	Israel
Teva Italia S.r.l.	100	Italy
Taiyo Pharmaceutical Industry Co. Ltd.	100	Japan
Taisho Pharmaceutical Industries, Ltd.	100	Japan
Lemery Desarrollo y Control, S.A.	100	Mexico
Laboratoire Théramex S.A.M.	100	Monaco
Teva Pharmaceuticals Polska sp. z o.o.	100	Poland
Teva Limited Liability Company	100	Russia
Teva Pharma S.L.	100	Spain
Teva Pharmaceuticals Europe B.V.	100	The Netherlands
Pharmachemie Holding B.V.	100	The Netherlands
Teva API B.V	100	The Netherlands
Teva UK Limited	100	United Kingdom
Teva Pharmaceuticals USA, Inc.	100	United States
Cephalon, Inc.	100	United States
Teva API, Inc.	100	United States